EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-76584, No. 333-69614, No. 333-52081, No. 333-72037, No. 333-48384 and No. 333-122223) of Aradigm Corporation and in the related Prospectus’ and the Registration Statements on Form S-8 (No. 333-85244, No. 333-63116, No. 333-15947, No. 333-62039. and No. 333-92169) of our report dated February 11, 2005, except for Note 11, as to which the date is February 25, 2005, with respect to the financial statements of Aradigm Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Palo Alto, California

March 30, 2005